                                                                     Exhibit 11


                               UNITED FOODS, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                                       FOR THE THREE MONTHS
                                                                            ENDED MAY 31,
                                                                       1997             1996
                                                                   -----------      -----------
SHARES:
Weighted average number of common shares outstanding                10,809,929       10,809,929

Effect of shares issuable under option plan, as determined by
   the treasury stock method (Note 7)                                     --            306,285
                                                                   -----------      -----------

Weighted average number of common shares and share
   equivalents outstanding, as adjusted                             10,809,929       11,116,214
                                                                   ===========      ===========

PER COMMON SHARE COMPUTATIONS:

Net Income                                                         $   400,000      $    98,000
                                                                   ===========      ===========

Net Income Per Share                                               $       .04      $       .01
                                                                   ===========      ===========





                                       14